LIFEVANTAGE CORPORATION
FY2015 ANNUAL INCENTIVE PLAN

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LIFEVANTAGE CORPORATION
FY2015 ANNUAL INCENTIVE PLAN

SECTION 1.	INTRODUCTION.
The Board adopted this LifeVantage Corporation FY2015 Annual Incentive Plan as of the Adoption Date.
The purpose of this Plan is to provide appropriate incentives to Participants to grow the Company’s Earnings Per Share (EPS) and to manage Company department investment and expense and achieve employee developmental and strategic personal goals.
The Plan seeks to achieve its purpose by granting Awards which provide for discretionary Performance Bonus payments for the Fiscal Year that are based on the respective achievements of Company Performance Metrics and Individual Performance Metrics. Performance Bonus amounts will be determined by a percent-of-goal approach and measured and paid after the end of the Fiscal Year. Performance Bonus payments may only be made with cash. No Shares will ever be issued under this Plan.
Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award Agreement.

SECTION 2.
DEFINITIONS. If a Participant’s Award Agreement (or other written agreement executed by and between Participant and the Company) expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the Award Agreement (or other written agreement executed by and between Participant and the Company) shall govern and shall supersede the definitions provided in this Plan.

(a)“Adoption Date” means June 30, 2014.
(b)“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.
(c)“Award” means an opportunity for a Participant to earn discretionary cash Performance Bonus for the Fiscal Year. No payment underlying an Award is earned until it has been paid to the Participant and all payments remain subject to the Committee’s discretion at all times based on all relevant factors, including but not limited to business conditions, performance issues, employment status, and/or any equitable considerations. A Participant may have at most one outstanding Award under the Plan. A Participant’s Award will cease to be outstanding once the Participant is no longer an Eligible Employee.
(d)“Award Agreement” means an agreement between the Company and a Participant evidencing an Award.

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(e)“Base Salary” means, with respect to a Participant, the annual base salary that such Participant is receiving as of July 1, 2014.
(f)“Board” means the Board of Directors of the Company, as constituted from time to time.
(g)“Change in Control” means the occurrence of any one or more of the following: (i) any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company's assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Shares by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Board or the Committee.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.
(h)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(i)“Committee” means the Compensation Committee of the Board.
(j)“Company” means LifeVantage Corporation, a Colorado corporation.
(k)“Company Performance Metric” means the Company financial performance goal for the Fiscal Year, which consists of EPS and comprises 70% of a Participant’s Performance Bonus opportunity. The Company Performance Metrics will have multiple hurdle levels and corresponding hurdle EPS amounts which will be reflected in the Performance Bonus Schedule. The Company Performance Metric shall be subject to reduction by the Reduction Percentage. The hurdle dollar amounts will be appropriately adjusted by the Committee if a Change in Control occurs during the Fiscal Year.
(l)“Department Budget” means the department budget established for the Fiscal Year for a Participant. All of the Company’s Department Budgets collectively are referred to in this Plan as the “Company Department Budgets”. Department Budgets can be adjusted by the Company during the first eleven (11) months of the Fiscal Year to accommodate changes in business needs provided the aggregate budget amount for Company Department Budgets does not change from the Company’s approved Fiscal Year plan as of July 1, 2014.
(m)“Eligible Employee” means an Employee who:

(i)	is not on a leave of absence for any reason for ninety calendar days or more in the Fiscal Year;

(ii)	is not on any type of corrective action plan; and

(iii)	is not a participant in the Company’s FY2015 Sales Incentive Plan.

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(n)“Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.
(o)“EPS” means diluted income per common share as set forth in the Company's audited financial statements for the Fiscal Year.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)“Fiscal Year” means the Company’s fiscal year for 2015 which runs from July 1, 2014 through June 30, 2015.
(r)“Individual Performance Metrics” means the specific, measureable developmental objectives for a Participant established in writing by a Participant’s supervisor before October 2014 (or within 30 days of the Eligible Employee becoming a Participant if such participation in the Plan commences after July 1, 2014). Achievement of Individual Performance Metrics will comprise 30% of a Participant’s Performance Bonus opportunity.
For all Participants, the Performance Bonus amount for the Individual Performance Metrics will be based upon the Participant’s supervisor’s written assessment of the Participant’s performance in the Fiscal Year and the degree of Participant’s achievement of his/her Individual Performance Metrics. This assessment of performance must be reviewed and concurred with by the supervisor’s manager prior to review with the Participant. The Participant’s immediate supervisor and his/her supervisor will determine the magnitude of the Participant’s Individual Performance Metrics Performance Bonus based on the Participant’s individual performance and subject to the limits on payment imposed by the Performance Bonus Schedule. No individual Performance Bonus payment amount will be communicated or paid to the Participant until the review process is completed and the Participant, his/her supervisor, and the next level manager have acknowledged their review of the performance assessment document in writing.
In addition, the Individual Performance Metrics will have hurdle levels and corresponding maximum percentages of payout achievable as reflected in the Performance Bonus Schedule. The objective performance metrics will be appropriately adjusted by the Committee if a Change in Control occurs during the Fiscal Year.
(s) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.
(t)“Participant” means an Eligible Employee who has been selected by the Committee to participate in this Plan and receive an Award. An individual will cease to be a Participant once such individual is no longer an Eligible Employee.
(u)“Performance Bonus” means the discretionary cash incentive bonuses that a Participant can separately earn for achievement of Company Performance Metrics and Individual Performance Metrics pursuant to his/her Award.
(v) “Performance Bonus Percentage” means, except as expressed otherwise in an Award Agreement, the percentages identified in the Performance Bonus Schedule which are based on the Participant’s job level and the degree of actual achievement of the Performance Metrics. In no case

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can a Participant’s Performance Bonus amount for a Performance Metric exceed the product of the Performance Bonus Percentage obtained from the Performance Bonus Schedule multiplied by the Participant’s Base Salary.
(w)“Performance Bonus Schedule” means the schedule (in the form shown in the attached Exhibit A or such other form that the Committee adopts) that the Committee will establish for each Participant which will specify the hurdle dollar amounts for each of the three hurdle levels along with the Performance Bonus Percentages for each hurdle level.
(x)“Performance Metrics” means the Company Performance Metrics and the Individual Performance Metrics. Each of the various Performance Metrics will be evaluated and measured separately and each can generate a potential Performance Bonus payment based on the respective degrees of achievement of each.
(y)“Plan” means this LifeVantage Corporation FY2015 Annual Incentive Plan as it may be amended by the Board in its discretion.
(z)“Reduction Percentage” means the reduction that may be applied to a Participant’s Performance Bonus portion for Company Performance Metrics. For Senior Staff Participants, the Performance Bonus portion for Company Performance Metrics shall be reduced by 5% for every 10% that Company Department Budgets exceed their Fiscal Year budget plan. For Participants who are not Senior Staff, the Performance Bonus portion for Company Performance Metrics shall be reduced by 5% for every 10% that the Participant’s Department Budget exceeds its Fiscal Year budget plan.
(aa)“Senior Staff” means the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Science Officer, General Counsel, most senior Human Resources executive, and any other senior management position designated by the Committee.
(ab)“Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder.
(ac)“Service” means uninterrupted service as an Employee. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate.
(ad)“Share” means a share of Company common stock (which has a par value of $0.001 per Share).
(ae)“Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.
(af)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.
SECTION 3. ADMINISTRATION.
(a)Committee Composition. A Committee shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board)

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shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.
(b)Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:
(i) determining Eligible Employees who are to receive Awards under the Plan and the amount of payments provided to a Participant (if any) with respect to an Award;
(ii) determining the terms, conditions, Performance Metrics (or other objective/subjective goals (if any)) and their degree of satisfaction, and other features and conditions of such Awards, and amending such Awards;
(iii) correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;
(iv) waiving restrictions of Awards at any time and under such terms and conditions as it deems appropriate;
(v) interpreting any extenuating circumstances and modifying the Plan or Award Agreement in its discretion as needed;
(vi) accepting or canceling an order or discontinuing service to a customer;
(vii) disallowing sales that are determined not to be in the normal course of business;
(viii) interpreting the Plan and any Award Agreements;
(ix) making such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in applicable laws or accounting treatment;
(x) modifying, amending or revoking the Plan, or discontinuing (either temporarily or permanently) the distribution of any payment at any time and for any reason and making appropriate adjustments to EPS or compensation targets due to favorable or unfavorable events unrelated to a Participant’s efforts of performance; and
(xi) making all other decisions relating to the operation of the Plan;
(xii) granting Awards to Eligible Employees who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or sub plans (with any such sub plans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.
The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made

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selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.
The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.
(c)Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
SECTION 4. GENERAL.
(a)General Eligibility. Only Eligible Employees shall be eligible for designation as Participants.
(b)No Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Award.
(c)Termination of Service. Except as otherwise provided in the applicable Award Agreement, a Participant’s outstanding Award shall terminate without consideration upon termination of such Participant’s Service.
(d)Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to be exempt from the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.
Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation”

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subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest.
While it is intended that all payments and benefits provided under the Plan or an Award will be exempt from (or comply with) Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or an Award are exempt from or compliant with Code Section 409A. In no event whatsoever shall the Company be liable if a payment or benefit under the Plan or an Award is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or an Award.
(e)Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.
(f)Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Board or Committee be deemed to be a trustee of cash to be awarded under the Plan.
(g)Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, or settlement of any Award granted hereunder.
(h)Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(i)Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.
(j)Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of Utah, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of

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Utah to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
(k)Assignment or Transfer of Awards. No Award shall be transferable by the Participant. No Award or interest therein may be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, nor may an Award be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, nor may an Award be made subject to execution, attachment or similar process. Any act in violation of this Section 4(k) shall be null and void.
(l)Company Rights. The Company reserves the right at any time to assign accounts, or remove accounts, or to accept or reject orders from customers, and to refrain from paying incentive on draw fees the Company receives, freight charges to customers or with respect to similar or dissimilar transactions.
SECTION 5. TERMS AND CONDITIONS OF AWARDS.
(a)Award Agreement. Each grant of an Award under the Plan shall be evidenced by an executed Award Agreement between the Participant and the Company in the form attached as Exhibit A or such other form that the Committee adopts. Such Award shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Award Agreements entered into under the Plan need not be identical.
(b)Eligibility for Payments. An individual must be a Participant on the date of any Performance Bonus payment in order to receive such payment.
(c)Determination of Performance Bonus Amounts. After the Fiscal Year (or within 15 days before a Change in Control that occurs during the Fiscal Year), the Committee will determine the actual Company EPS for the Fiscal Year (in the case of a Change in Control, the actual Company EPS will be measured as of through the end of the month prior to the month of the Change in Control). The achieved Performance Bonus Percentages will then be multiplied by the Participant’s Base Salary to determine the potential Performance Bonus amount for each of the Company Performance Metrics and Individual Performance Metrics. The Performance Bonus amount for the Company Performance Metrics will then be reduced by the Reduction Percentage if applicable as described in Section 2(z). The Performance Bonus amount for the Individual Performance Metrics will then be reduced by the Participant’s supervisor if applicable as described in Section 2(r). The Committee may also apply its discretion to reduce any Participant’s Performance Bonus. After taking into account the forgoing process of this Section 5(c) and subject to the other terms of this Plan and the Award Agreement, a Participant will then be eligible to receive the resulting Performance Bonus amounts for the Company Performance Metrics and/or Individual Performance Metrics in accordance with Section 5(d).
(d)Form and Time of Settlement of Awards. Payment of any Performance Bonuses shall be made solely in the form of cash and in the time frames set forth in this Section 5(d). Subject to the following sentence, any Performance Bonuses shall be paid out to Participants during the first 2.5 months after the end of the Fiscal Year. Notwithstanding the foregoing, all Performance Bonuses payments will be paid earlier upon the consummation of a Change in Control (and performance will be measured on a pro-rated basis).

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(e)Creditors’ Rights. A holder of an Award shall have no rights other than those of a general creditor of the Company. Awards represent an unfunded and unsecured obligation of the Company.
SECTION 6. ADJUSTMENTS.
Notwithstanding satisfaction of any Company Performance Metrics or Individual Performance Metrics, the value of a Participant’s Award or Performance Bonus or any other benefits granted, issued, retainable, vested and/or to be paid under an Award on account of satisfaction of such Performance Metrics may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. In other words, this Plan is a discretionary plan and a Participant has no rights to any payment and has not earned any payment under this Plan unless and until the Company has actually provided the Participant with the applicable payment.
SECTION 7. LIMITATIONS ON RIGHTS.
(a)Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service or to continued participation in the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws, and a written employment agreement (if any).
(b)Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary or Affiliate unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company or Subsidiary or Affiliate plans. The Company or any Subsidiary or any Affiliate may adopt such other compensation programs and additional compensation arrangements (in addition to this Plan) as it deems necessary to attract, retain, and motivate officers, directors, employees or independent contractors for their service with the Company and its Subsidiaries and its Affiliates.
(c)Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

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SECTION 8. TAXES.
A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to make any payment under the Plan until such obligations are fully satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
SECTION 9. DURATION AND AMENDMENTS.
(a)Term of the Plan. The Plan is effective on July 1, 2014 and may be terminated by the Board on any date pursuant to Section 9(b). No further Awards may be granted after the earlier of the Board’s termination of the Plan under Section 9(b), the date of a Change in Control, or June 30, 2015. This Plan will terminate after the Company has provided all payments (if any) to Participants. This Plan will not in any way affect outstanding awards that were issued under any other Company compensation plans.
(b)Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan or any outstanding Awards at any time and for any reason. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

SECTION 10. EXECUTION.
To record the adoption of this Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

LIFEVANTAGE CORPORATION ___________________________ By: Title:

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EXHIBIT A

LIFEVANTAGE CORPORATION FY2015 ANNUAL INCENTIVE PLAN

AWARD AGREEMENT
Pursuant to the LifeVantage Corporation FY2015 Annual Incentive Plan (“AIP”), the Company hereby informs the Participant named below that he/she has been selected to be a Participant subject to Participant timely executing and delivering to the Company this Award Agreement (the "Agreement"). The governing terms and conditions of Participant’s participation in the AIP are set forth herein and in the AIP and Participant agrees to be bound by such terms and conditions. The entire text of the AIP is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the AIP. This Agreement and the AIP and its exhibits constitute the entire understanding between the Participant and the Company regarding this incentive compensation opportunity. Any prior agreements, commitments or negotiations concerning this incentive compensation opportunity are superseded except as provided in the AIP. As a condition of participation in the AIP and receiving payments under the AIP and notwithstanding any obligation that the Company has to make certain public disclosures about the AIP and its Awards, Participant agrees never to disclose any information regarding the existence or contents of the AIP or this Agreement or Participant's participation in the AIP to any third party (including without limitation other Company employees) except for Participant's spouse, Participant's financial/tax advisors, and/or Participant's legal counsel, each of whom will be informed by Participant of the foregoing confidentiality obligations and each of whom will similarly agree to also maintain such confidentiality.
Name of Participant: ___________________________________________
Date of Becoming Participant: ______, 201_
Job Level: __________________________________________________
Annual Base Salary: ____________________________________________
Name of Department: ___________________________________________
Individual Performance Metrics:

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